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Exhibit 21

Subsidiary Name and Trade Name      Jurisdiction of Incorporation      % Owned
------------------------------      ------------------------------     -------

Global Hybrid Corp.                                  Nevada            90.65

R-Electric Car Co.                                   Nevada            90.65

Solium Power Corp.                                   Nevada            90.65

Zingo, Inc.                                          Nevada            69.56